Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into and is effective on this 16th day of June 2009 by and between JB Clothing Corporation, a Nevada corporation with principal address at 47 Fountainhead Circle, Henderson, Nevada 89052 (the “Buyer”), and Bio-Matrix Scientific Group, Inc., a Delaware corporation with principal address at 8885 Rehco Road, San Diego, California 92121  (the “Seller”). As used in this Agreement, the term, “Parties” shall refer to the Buyer and the Seller jointly.

WHEREAS:

A.        Seller desires to sell and transfer to Buyer, all of the outstanding common stock of Entest Biomedical, Inc., a California corporation (the “Subsidiary Stock”) for a total purchase price of Ten Million (10,000,000) shares of the common stock of Buyer (the “Purchase Price”).

B.        The Buyer desires to purchase the Subsidiary Stock for the Purchase Price.

C.        The Parties have completed their negotiations and subject to the terms and conditions set forth herein, hereby enter into this Agreement.

THERFORE, IT IS AGREED AS FOLLOWS:

1.  DEFINITIONS

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Stockholder” means Rick Plote.

“Shares to be Cancelled” means the cancellation of Ten Million (10,000,000) shares of the common stock of Buyer issued to, owned by, and registered in the name of Rick Plote.

“Entest” means Entest Biomedical, Inc., a California corporation

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Contract” means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” means Ten Million (10,000,000) shares of the Stock of Buyer as issued by Buyer to Seller with each stock certificate representing said shares to contain a restricted securities legend in accordance with the Securities Act.

“Shares” means all of the outstanding shares of the common stock of Entest owned and held by the Seller with each stock certificate representing the Shares to contain a restricted securities legend in accordance with the Securities Act.

“Permitted Liabilities” means Liabilities owed to trade creditors, to governmental entities for payroll and personal property taxes and other like Liabilities incurred in the Ordinary Course of Business not in excess of One Thousand Dollars ($1,000).

“Material Adverse Effect” shall mean any circumstances, developments or matters whose effect on the Business any of the Buyer, properties, assets, results, operations, conditions (financial and other) and prospects, either alone or in the aggregate, is or would reasonably be expected to be materially adverse.

 “Environmental Laws” mean all federal, state, provincial, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, and the Waste Management Act, R.S.B.C. 1996 c. 482; Canadian Environmental Protection Act, 1999; S.C. 1999, c. 33 and any regulations thereto, each as amended, any so-called “Superlien” law, and any other similar federal, state, provincial or local statutes.

“Employee” means each employee and leased employee regardless of whether the term is initially capitalized.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental , customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.  ESCROW. On or before June 16, 2009, each of the Parties shall execute and deliver an executed copy of the Escrow Agreement to the Escrow Agent and perform all of the duties set forth in the Escrow Agreement attached hereto as Exhibit A.

3.  SHARES TO BE CANCELLED. On or before June 19, 2009, Stockholder shall deliver to the Escrow Agent, one or more stock certificates representing the Shares to be Cancelled with instructions authorizing and instructing the Escrow Agent to deliver the Shares to be Cancelled to the Company’s stock transfer agent so that the same may be returned and cancelled.

4.  THE CLOSING. The closing of this Transaction (the “Closing”) shall take place at the offices of Law Offices of Joseph Pittera commencing at 10:00 a.m. Pacific Time three   (3) business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate this Transaction (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”). It is the intent of the parties that the Buyer shall assume control of Entest immediately after the Closing.

5.  REPRESENTATIONS OF THE SELLER.

(a)  Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate this Transaction.

(b)  Brokers’ Fees. Neither the Seller nor Entest has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to this Transaction for which the Buyer could become liable or obligated.

(c)   Shares. The Seller holds of record and owns beneficially all of the Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities Laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any Shares (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Shares.

(d)   Entest is a corporation duly organized, valid and existing under the Laws of California. Entest is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on Entest. Entest has full corporate power and authority and all licenses, Permits, and authorizations necessary to carry on the Business in which it is engaged and to own and use the properties owned and used by it. Entest is not in default under or in violation of any provision of its articles of incorporation or bylaws.

(e)  The entire authorized capital stock of Entest consists of 100,000,000 shares of common stock, $0.00001 par value, of which 1,500 shares are issued and outstanding and no shares are unissued. All of the issued and outstanding Shares of Entest have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require Entest to issue, sell, or otherwise cause to become outstanding any of the Shares of Entest. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Shares of Entest. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Shares of Entest.

(f)  The assignments, endorsements, stock powers and other instruments of transfer delivered by the Seller to the Buyer at the Closing will be sufficient to transfer the Seller’s entire interest, legal and beneficial, in the Shares and, after such transfer, the Buyer shall own all of the Shares. The Seller has full power and authority (including full corporate power and authority) to convey good and marketable title to all of the Shares, and upon transfer to the Buyer of the certificates representing such Shares, the Buyer will receive good and marketable title to such Shares, free and clear of all Liens.

(g)  Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of this Transaction will (i) violate any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which  Entest is subject or any provision of the articles of incorporation or bylaws of  Entest, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, lease, license, instrument, or other arrangement to which  Entest is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

6. REPRESENTATIONS OF THE BUYER.

(a)  Organization of the Buyer and Capital Stock. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and legally authorized to do business in the states in which it conducts business. The Buyer is not in default under or in violation of any provision of its articles of incorporation or bylaws. The capital stock of Buyer is and will be at Closing as follows (except for the Ten Million Shares issued to Seller in payment of the Purchase Price): Buyer has 70,000,000 shares of its Common Stock outstanding (par value $0.001) of which 14,000,000 shares are issued and outstanding and 5,000,000 shares of its Preferred Stock (par value $0.001) are authorized of which no Preferred Shares are issued and outstanding. Buyer’s stockholders have not approved or ratified any amendment to Buyer’s Certificate of incorporation or Bylaws. Buyer has not entered into any agreement, commitment, or understanding, oral or written, which would cause Buyer to have any obligation to issue any additional shares of its capital stock or which would result in the issuance of additional shares of Buyer’s capital stock.

(b)  Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate this Transaction. All of the Shares to be Cancelled as delivered by the Stockholder at Closing are, as delivered, free from any claims and interests of any third parties and said shares may be cancelled by the Buyer without Buyer incurring any liabilities to any third party.

(c)  Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of this Transaction, will (i) violate any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, Contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject

(d)  Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to this Transaction for which the Seller could become liable or obligated.

(e)  Title to Assets. The Buyer has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it.

(f)  Subsidiaries. The Buyer does not have any direct or indirect Subsidiaries, either wholly or partially owned and the Buyer has no direct or indirect economic, voting or management interest in any Person or owns any securities issued by any Person.

(g)  Since the filing of the Buyer’s Form 10-Q for the  quarter ending February 28, 2009 with the U.S. Securities and Exchange Commission there has not been any material change in the Business, financial condition, operations, results of operations, or future prospects of any of the Buyer which would have a Material Adverse Effect on of the Buyer.

(h)  Undisclosed Liabilities. The Buyer does not have any Liability in excess of One Thousand Dollars ($1,000) that has not been disclosed in Buyer’s Form 10-Q filed with the U.S. Securities and Exchange Commission for the period ending February 28, 2009.

(i)  Tax Matters. The Buyer has duly and timely filed all Tax Returns that it has been required to file for all periods through and including the Closing Date. All such Tax Returns were correct and complete in all respects. There are no Liens on any of the assets of the Buyer that arose in connection with any failure (or alleged failure) to pay any Tax. None of the Tax Returns of the Buyer has ever been audited or investigated by any taxing Authority, and no facts exist which would constitute grounds for the assessment of any additional Taxes by any taxing Authority with respect to the taxable years covered in such Tax Returns. The Buyer has withheld and paid all Taxes required to have been withheld and paid including, without limitation, sales and use taxes, and all Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(j)  Real Property. The Buyer does not own or have any interest in any Real Property.

(k)  Intellectual Property. The Buyer has no basis to believe that it is or has infringed upon the Intellectual Property rights that may be claimed or held by others.

(l)  Contracts. The Buyer is not a party to any: (A) Contract (or group of related Contracts) for the lease of personal property to or from any Person; (B) any Contract (or group of related Contracts) with person; (C) any lease, pledge, conditional sale or title retention agreement; (D) any Contract concerning a partnership or joint venture; (E) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any agreement to act as one of the foregoing on behalf of any Person; (F) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Lien on any of its assets, tangible or intangible; (G) any Contract pursuant to which the Buyer has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another Person (except for the negotiation or collection of negotiable instruments in transactions in the Ordinary Course of Business); (H) any mortgage, indenture, note, bond or other agreement relating to indebtedness incurred or provided by the Buyer; (I) any form of Contract concerning confidentiality or non-competition or otherwise prohibiting the Buyer from freely engaging in any business; (J) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees; (K) any license, royalty or other Contract relating to Intellectual Property; (L) any Contract involving a governmental body; (M) any Contract for the employment of any individual on a full-tune, part-time, consulting, or providing severance benefits; (N) any Contract, whether or not fully performed, relating to any acquisition or disposition of the Buyer or any predecessor in interest or any acquisition or disposition of any subsidiary , division, line of business, or real property; (O) any Contract under which the Buyer has advanced or loaned any amount to any of its Directors, officers, and employees; and (P) any Contract under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Buyer.

(m)  Notes and Accounts Payable. All notes and accounts payable of the Buyer are reflected properly on its books and records.

(n)  Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Buyer

(o)  Insurance. The Buyer maintains sufficient insurance coverage reasonably appropriate for its current operations

(p)  Litigation. To the Knowledge of the Buyer and its officers and directors, the Buyer is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is not a party to any action, suite or proceeding, baring, investigation, or of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator; (iii) is not threatened to be made a party to any action, suit, proceeding, baring, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(q)  Employees. The Buyer has no outstanding oral or written employment agreements, commitments, or understandings. The Buyer does not maintain or have any commitments, oral or written, relating to any: (A)Employee Benefit Plan,  Employee Welfare Benefit Plan or Employee Pension Benefit Plan; (B) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to Contract, arrangement, custom or informal understanding, which does not constitute an Employee Welfare Benefit Plan or Employee Pension Benefit Plan; or (C) any employment agreement.

(r)  Environmental Matters. The Buyer and its Affiliates: (A) have complied and are in substantial compliance with all Environmental Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any such failure to comply with any such Environmental Laws; (B) have not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Laws.

(s)  Claims Against Officers and Directors. There are no threatened claims against any Director, officer, employee or agent of the Buyer or any other Person which could give rise to any claim for indemnification against the Buyer.

(t)  Taxes. On the Closing Date, the Buyer shall have no Liability for any Taxes.

(u)  Debt. On the Closing Date, the Buyer shall not have any Liabilities other than Permitted Liabilities unless the Seller’s written consent thereto shall have been delivered by the Seller to the Buyer prior to the Closing.

(v)  Accuracy of Statements. Neither this Agreement nor any Schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by the Buyer to the Seller in connection with this Agreement or this Transaction contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(w)  Securities Laws. All of the Shares acquired by the Buyer pursuant to this Agreement are being acquired by the Buyer for investment purposes only and each certificate representing the Shares shall bear a restricted securities legend consistent with the requirements of Section 4(2) of the Securities Act of 1933.

7. CONDITIONS PRECEDENT TO CLOSING

 (a) Each officer and Director of the Buyer shall tender his or her resignation from such position as of a date two days subsequent to the execution of this Agreement and (i) a resolution shall be duly adopted by the Buyer’s Board of Directors, electing the Seller’s nominees to the Buyer’s Board of Directors and (ii) a resolution shall be duly adopted appointed David Koos as President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and  Treasurer of the Buyer as of a date two days subsequent to the execution of this Agreement.

(b) (i) The original copy of all corporate minutes and actions of the Board of Directors and shareholders of the Buyer, including, but not limited records and authorizations received or issued to the Buyer’s stock transfer agent, the name and contact information of the Buyer’s tax advisors, accountants, and legal counsel, EDGAR filing agent, a listing of the EDGAR filing codes and such other information as may be reasonably necessary to allow the Buyer’s new officer and director to effect a timely filing of the Buyer’s periodic reports with the U.S. Securities and Exchange Commission shall be delivered to David Koos prior to June 20, 2009; (ii) A copy of all contracts, agreements, and commitments, leases, and all other documents relating to all real and personal property owned or leased by the Buyer  together with such other documents as may be reasonably necessary to allow the new officer  and director of the Buyer to function as such shall be delivered to  David Koos prior to June 20, 2009.

(c) On the Closing Date the Buyer shall have not have any obligation to issue any shares of its capital stock or any obligation to issue any security convertible or exchangeable for its capital stock or which upon exercise of any option, right, or warrant would result in the issuance of its capital. Further, the Stockholder shall have delivered to the Escrow Agent, one or more stock certificates representing the Shares to be Cancelled together with written instructions instructing the Escrow Agent to effect the cancellation of the Shares to be Cancelled.

(d) All representations and warranties of Section 6 shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(e) The Seller and Buyer shall have compiled and prepared all documents required, including any audits of financial statements of Entest, in order that the applicable requirements of Form 8-K may be complied with by the Buyer.

8.  GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of California as if this Agreement were fully performed and all obligations recited herein were undertaken solely within the State of California without giving effect to any choice or conflict of Law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California. Any dispute or claims made under this Agreement or any attempt to enforce the terms of this Agreement shall be resolved in the courts of California.

9. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

To Seller:
David R. Koos
C/O Bio-Matrix Scientific Group Inc.
1010 University Avenue #40
San Diego, CA 92103

To Buyer:

Rick Plote
C/O JB Clothing Corporation
47 Fountainhead Circle
Henderson, Nevada 89052

10. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12. CONSTRUCTION. The parties have participated jointly in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

13. EXPENSES. Each party will bear his or its own costs and expenses (including, but not limited to, legal fees and expenses) incurred in connection with this Agreement and this Transaction.

14. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller.

15. SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of a material breach of this Agreement. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the aforementioned provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

16. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

17. TERMINATION. This Agreement may be terminated upon the written consent of all Parties and shall automatically terminate in the event a Closing shall not have occurred by August 20, 2009.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Buyer”

By: /s/Rick Plote
Name: Rick Plote, President

“Seller”

Bio-Matrix Scientific Group, Inc.,
a Delaware corporation

By: /s/David Koos
David R. Koos, Chairman and CEO